Exhibit 99.1
NEWS RELEASE

IR Contact:	PR Contact:
Bob Gray	Jeff Fox
Valence Technology, Inc.	The Blueshirt Group
512.527.2921	415.828.8298
investor@valence.com	jeff@blueshirtgroup.com

Valence Technology Reports
Second Quarter Fiscal 2012 Financial Results
Increased Customer Diversification Leads to Revenue Growth Outlook for FY 2012

AUSTIN, Texas, November 8, 2011 (GLOBE NEWSWIRE) -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S.-based global manufacturer of advanced energy storage solutions for commercial applications today reported financial results for its fiscal 2012 second quarter and six-months ended September 30, 2011.

Executive Commentary

“During the second quarter we continued to see strong uptake of Valence’s solutions with key commercial customers and made progress toward our strategy of transitioning to a more diversified mix of global customers. We now have a more balanced customer base with no single customer exceeding 21% of revenue in the current quarter, versus a single customer accounting for over 40% of revenue during the previous year.  We believe that an expanding, diverse customer base will drive long-term profitability for Valence,” said Robert L. Kanode, president and chief executive officer of Valence Technology.

“In addition, we are growing our customer base without any U.S. Department of Energy grants or loans; a fact that is proving to be a key differentiator in customer engagements both in the United States and in Europe,” concluded Kanode.

Fiscal 2012 Second Quarter compared to FY2011 Second Quarter:

Financial results:

▪	Revenue was $8.5 million compared to $12.7 million in the second quarter of fiscal 2011.

▪	The Company’s results compare to the year ago quarter as follows:

o	Net loss available to common shareholders was $4.6 million, or $0.03 per share, compared to a loss of $3.6 million, or $0.03 per share.

o	Operating loss was $3.8 million compared to a loss of $2.7 million.

o	Operating expenses were $5.5 million compared to $5.5 million.

o	Gross margin was 21% compared to 22%.

Recent business highlights:

▪	Placement of Valence powered transit bus at London’s Heathrow Airport, the first all-electric bus in operation at a UK airport.

▪	A legal victory on a patent infringement lawsuit in Canada, which validates Valence’s IP and will result in payments to Valence that will include legal costs and damages.

▪	Favorable first phase reviews of Valence powered vehicles during a large electric vehicle assessment program being conducted by Ford-Werke GmbH in Germany.

▪	Preparing to begin delivery in Fiscal Q3 against a previously announced $7.2 million order from EVI for 100 UPS delivery trucks.

▪	A recent extension of a supply agreement with Rubbermaid Medical Solutions, one of the leading providers of medication carts and mobile computing stations for healthcare facilities.

First Half Fiscal 2012 compared to First Half Fiscal 2011:

▪	Revenue increased 24% to $22.5 million, compared to $18.2 million.

▪	A diverse and more balanced customer base with no single customer exceeding 23% of revenue versus two customers collectively exceeding 70%.

▪	Gross margin consistent at 20%.

▪	Operating loss narrowed to $6.0 million, compared to a loss of $6.3 million.

▪	Net loss available to common shareholders decreased to $7.7 million, or $0.05 per share, compared to a loss of $8.3 million, or $0.06 per share.

Business Outlook

▪	Valence expects fiscal 2012 third quarter revenue to be in the range of $8.5 million to $9 million.

▪	Valence expects fiscal 2012 fourth quarter revenue to be in the range of $15 million to $18 million, an increase over fourth quarter revenue of $13.9 million last year.

▪	For the full fiscal year 2012, Valence expects revenue to be in the range of $46 million to $49.5 million, up from $45.9 million for fiscal 2011.

▪	Additionally, for the full fiscal year 2012, Valence expects no single customer to account for more than 20% of revenue.

Conference Call and Webcast
Valence Technology will conduct a conference call today at 3:30 p.m. CT (4:30 p.m. ET) to discuss its second quarter fiscal year 2012 financial results.  Interested parties may participate in the call by dialing (877) 375-1350 (international callers dial (253) 237-1153). No passcode is required. The conference call will also be webcast live and can be accessed by visiting Valence's web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the webcast will be available on the company's Web site at www.valence.com. A telephonic replay will also be available from 6:30 p.m. CT on November 8, 2011, through 6:30 p.m. CT on November 30, 2011. To access the replay, please dial (855) 859-2056 and enter conference passcode 16349026. Callers outside the United States and Canada can access the replay by dialing (404) 537-3406 and entering the conference passcode mentioned above.

About Valence Technology, Inc.
Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world's most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland, manufacturing facilities in China, and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol "VLNC." For more information, visit www.valence.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements regarding the strong uptake of our solutions, transitioning to a more diversified mix of customers, driving long term profitability, growing our customer base, favorable first phase reviews, beginning delivery in fiscal Q3 on the EVI order, our third and fourth quarter revenue guidance, our fiscal year 2012 revenue guidance and our expectation that no single customer will be more than 20% of revenue in fiscal 2012.  Our actual results could vary substantially from these forward-looking statements as a result of a variety of factors including: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments, and compete effectively in the marketplace; the possibility that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; our ability to collect our outstanding accounts receivable; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins to achieve break-even cash flow; our dependence on sole or a limited number of suppliers for key raw materials and components, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general, and administrative costs; any impairment in the carrying value of our intangible or other assets; our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base; the effects of competition; and the outcome of any current or future litigation regarding intellectual property and general economic conditions. These and other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause our actual results to differ materially from those in our forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

SOURCE: Valence Technology, Inc.

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{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2011	March 31, 2011
ASSETS
Cash	$4,169	$2,915
Accounts Receivable	8,765	13,615
Inventory	21,364	12,491
Prepaids and Other Current Assets	2,593	2,661
Total Current Assets	36,891	31,682

Fixed Assets and Other Long Term Assets	4,348	4,335

Total Assets	$41,239	$36,017

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts Payable	$12,937	$9,150
Accrued Expenses	4,827	6,063
Short Term Debt	4,875	10,686
Total Current Liabilities	22,639	25,899

Long Term Debt and Other Liabilities	66,835	65,342
Total Liabilities	89,474	91,241

Redeemable Convertible Preferred Stock	8,610	8,610

Total Stockholders’ Deficit	(56,845)	(63,834)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$41,239	$36,017

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
 (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2011	2010	2011	2010

Total Revenues	$8,463	$12,651	$22,548	$18,223

Cost of Sales	6,705	9,868	17,941	14,515

Gross Margin	1,758	2,783	4,607	3,708

Operating Expenses	5,520	5,514	10,618	9,968

Operating Loss	(3,762)	(2,731)	(6,011)	(6,260)

Net Loss Available to Common Stockholders	$(4,606)	$(3,624)	$(7,741)	$(8,278)

Net Loss Per Share Available to Common Stockholders	$(0.03)	$(0.03)	$(0.05)	$(0.06)

Shares Used in Computing Net Loss Per Share Available to Common Stockholders, Basic and Diluted	166,970	135,719	161,686	134,073